AMENDMENT TO DISTRIBUTION AGREEMENT

This Amendment to Distribution Agreement made and entered into this 25th day of June 2008 by and between Flurida Group Inc. (hereinafter refers to as “Flurida”), having its principal offices at 800 W. 5th Ave. Suite 210, Naperville, IL 60563, USA, and Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. (hereinafter refers to as “Zhong Nan Fu Rui”), having its principal offices at Plant 3# Xin`an Industrial Park, Economic and Technological Development Zone,Qingdao,China,266500 (collectively, the “Parties”).

NOW, THEREFORE, the Parties agree to the amendment as follows:

Part 1 - Cooperation on Ice making product lines

A.
Amended to read as follows: Zhong Nan Fu Rui will design and develop icemakers and ice/water distributing systems with input from Flurida Group, Inc. All design and development responsibility shall be solely that of Zhong Nan Fu Rui.

D.  Section D added: The purchase price Flurida will pay for all products subject to this agreement will be comparable to what Flurida would have paid a non-related party in arm’s-length transactions

The remainder of the Agreement remains valid and in full force.

IN WITNESS WHEREOF, the Parties having agreed to the terms and conditions set forth herein signify their intention to be bound thereto through the signatures of their duly authorized representatives which are set forth below.

Flurida Group Inc.	Zhong Nan Fu Rui
Mechanical Electronics Manufacturing Co., Ltd.

By: /s/ Jianfeng Ding	By /s/ Jianfeng Ding
President	President

Date: June 25, 2008	Date: June 25, 2008